Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of New York Residential, Inc. (A Development Stage Company) on Amendment No. 3 to Form SB-2 on Form S-1 (File No. 333-141653) of our report dated August 5, 2008, with respect to our audits of the financial statements of New York Residential, Inc. as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006, and for the period from December 5, 2005 (inception) to December 31, 2007, which report appears in the Prospectus, which is part of this Registration Statement. Such report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
October 16 , 2008